                                                                      EXHIBIT 3D

               AMENDMENT TO THE PRINCIPAL UNDERWRITING AGREEMENT
               -------------------------------------------------

     This amendment, dated as of October 15, 1999 (this "Amendment"), to a certain Principal Underwriting Agreement effective on the 12th day of July, 1989, as amended as of April 30, 1997 (as so amended, the "Original Agreement"), is executed by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the state of Indiana, on behalf of itself and SEPARATE ACCOUNT H OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Separate Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN FUNDS DISTRIBUTORS, INC. ("AID"), a corporation organized under the laws of the state of California (collectively, the "Parties").

                                  WITNESSETH:

     WHEREAS, the Original Agreement provides for AID to serve as principal underwriter for certain variable annuity contracts defined more fully therein and marketed under the names "American Legacy II" and "American Legacy 111"; and

     WHEREAS, the Parties desire to extend the terms and conditions of the Original Agreement to cover a new variable annuity contract proposed to be issued by Lincoln National through the Separate Account, which would provide for investment in Class 2 shares of the American Variable Insurance Series (the "Series") and for which AFD would serve as principal underwriter and which would be marketed under the name "American Legacy Shareholder's Advantage";

     NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained herein and in the Original Agreement, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Separate Account and AID hereby agree as follows:

     1.   American Legacy Shareholder's Advantage Contracts. Lincoln National
          --------------------------------------------------
hereby authorizes AFD to serve as principal underwriter for the American Legacy Shareholder's Advantage Contracts and, in such capacity, to form a selling group for the American Legacy Shareholder's Advantage Contracts, and AFD accepts such authorization, subject to the same terms and conditions of the Original Agreement as apply to the American Legacy 11 and American Legacy III Contracts as though set forth in full herein, except as provided otherwise in Section 2 of this Amendment. For this purpose and subject to Section 2 of this Amendment, all references to "Contracts" in the Original Agreement, as amended hereby, shall include the American Legacy Shareholder's Advantage Contracts; all references therein to "Member" shall include each broker-dealer joining the American Legacy Shareholder's Advantage selling group; and all references therein to "Registration Statement" for the Contracts shall include the Registration Statement of the Lincoln National Variable Annuity Account H as filed with the Commission on Form N-4 (SEC File No. 333-63505).

     2. Special Terms and Conditions for the American Legacy Shareholder's
        ------------------------------------------------------------------
Advantage Contracts. The following terms and conditions shall apply with respect
-------------------
to the American Legacy Shareholder's Advantage Contracts.

     a.   Effective Date. The duties, warranties, and other undertakings of the
          --------------
          Parties under the Original Agreement shall not take effect with respect to American Legacy Shareholder's Advantage Contracts until the initial registration statement for the American Legacy Shareholder's Advantage Contracts has been declared effective by the Commission.

     b.   Compensation. Compensation with respect to the American Legacy
          ------------
          Shareholder's Advantage Contracts shall be paid in accordance with Schedule A IV which is attached to, and hereby incorporated into, this Amendment; provided, however, that Lincoln National shall not be obligated to pay servicing fees or trail commissions to Members in the event that Lincoln National has not received, or is no longer eligible to receive, payments under the plan of distribution adopted by the Class 2 Shares of the Funds of the American Variable Insurance Series pursuant to rule 12b-1 I under the Investment Company Act of 1940. Changes may be made to Schedule A-IV from time to time in accordance with Section 25 of the Original Agreement governing changes to the Schedules.

3.   Counterparts. This Amendment may be executed in two or more counterparts,
     ------------
each of which, when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed and attested as follows:

                              The Lincoln National Life Insurance Company on behalf of itself and Separate Account H of the Lincoln National Life Insurance Company



Attest:                       By:


                              American Funds Distributors, Inc.



Attest:                       By:

                                 SCHEDULE A-IV
                                 -------------
                COMMISSIONS TO MEMBERS AND REMUNERATION TO AFD
                ----------------------------------------------

                          Effective October 15, 1999

1.   All Sales of the Contract (also referred to-herein as "American Legacy
     ----------------------------------------------------------------------
     Shareholder's Advantage").
     ------------------------

     a) Lincoln National will make direct payment of commissions to members and remuneration to AFD with respect to all sales of the above-cited Contracts according to the schedule set forth below. Where state law prohibits direct payment to AFD, payment will be made in accordance with the applicable state law.

          The commission to members and remuneration to AFD is based on the level of sales charge paid by the contract owners on each gross purchase payment based on the contract owner's investment as described in the prospectus for American Legacy Shareholder's Advantage.


          Sales Charge as
            Percentage of         Commission    Remuneration
               Gross                 To             To
          Purchase Payment         Members          AFD
               5.75%                5.00%          0.75%
               4.50%                3.75%          0.75%
               3.50%                2.75%          0.75%
               2.50%                2.00%          0.50%
               2.00%                1.60%          0.40%
               1.00%                1.00%           -0-

     b) An annual 0.25% continuing commission will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. This compensation will be paid at the end of each calendar quarter and will be calculated as follows: At the end of each calendar quarter, Lincoln National will calculate and pay, for all Contracts which have been in force for 15 months or more as of the last day of the quarter, an amount equal to 0.0625% of the quarter ending account value less any deposits made in the previous 15 months. These continuing commissions are not paid on Contracts that have been annuitized.

     c) For dealers reaching certain sales levels set by AFD and Lincoln National from time to time, an additional 0. 10% continuing commission will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. This compensation will be paid at the end of each calendar quarter and will be calculated as follows:
          At the end of each calendar quarter, Lincoln National will calculate and pay, for all eligible Contracts which have been in force for 15 months or more as of the. last day of the quarter, an amount equal to 0.025% of the quarter ending account value less any deposits made in the previous 15 months. These continuing commissions are not paid on Contracts that have been annuitized.

2.   Annuitization
     -------------

     Upon annuitization of a Contract to which no surrender charges apply: (1) a continuing commission of 0.25% annually will be paid to dealers on statutory reserves for that portion of the Contract which has been annuitized on a variable basis and which remains annuitized on a variable basis (i.e. excluding any statutory reserves associated with post-annuitization transfers from a variable payout status to a fixed payout status). This amount will be based on the calendar end reserve amount and paid to dealers each calendar quarter; and/or (2) a one time commission of 3.00% will be paid to dealers on Contract value which has been annuitized on a fixed basis.

     Upon annuitization of a Contract to which no surrender charges apply, AFD will receive a commission of 0.90% on Contract value which has been annuitized on a fixed and/or variable basis.

3.   Additional Remuneration to AFD.
     -------------------------------

     In order to permit AFD to make certain additional payments to certain dealers selling American Legacy Shareholder's Advantage and for other purposes, Lincoln National will pay AFD an additional 0.25% on all sales of American Legacy Shareholder's Advantage.

     IN WITNESS WHEREOF, the undersigned parties have caused this Schedule A-IV:
Commissions to Members and Remuneration to AFD to be duty executed and attested as follows:

                                     The Lincoln National Life Insurance Company on behalf of itself and Separate Account H of The Lincoln National Life Insurance Company



Attest:                            By:



                                   American Funds Distributors, Inc.



Attest:                            By: